EXHIBIT 99.1

First Horizon Strategic Progress Caps Unprecedented Year

Fourth Quarter 2008 Results Show Strengthened Capital, Liquidity and Reserves

MEMPHIS, Tenn., Jan. 15, 2009 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) successfully continued implementation of its business repositioning efforts in the fourth quarter of 2008 while also addressing the effects of the challenging operating environment.

 * Fourth quarter net loss was $55.7 million, or $.27 per diluted share, an improvement over the net loss of $125.1 million, or
   $.61 per diluted share, in third quarter 2008
 * FHN delivered on its commitment to refocus on core businesses:
   Capital Markets experienced strong fixed income performance and
   Regional Banking saw strong customer and account growth
 * Liquidity position improved with $1.8 billion reduction of total assets and $.6 billion increase in core deposits; excess liquidity improved to more than $5 billion
 * Capital ratios improved to 14.9% percent for Tier 1 and 7.3% for
   Tangible Common Equity to Tangible Assets, representing benefits from Capital Purchase Program funding and continued balance sheet contraction
 * Net charge-offs increased to $191.2 million, with smaller reserve build
 * Provision decreased $60.0 million sequentially; loan loss allowance is 3.99% of total loans

"We've made solid strategic headway, and our efforts show in our fourth quarter results," said Bryan Jordan, CEO of First Horizon. "Our early decisions to raise capital, sell assets and exit our lending businesses outside our banking region put us in a stronger position by the end of one of the worst years the financial services industry has faced. We're leveraging the money we received from the government's TARP program to facilitate lending to our consumer, small business and commercial customers. The TARP funds contributed to our ability to originate more than $900 million in new loans in the fourth quarter. Repositioning our business lines and our balance sheet to strengthen our capital and liquidity positions made us more competitive, while being aggressive in the management of our loan portfolio significantly reduced our risk. As a result, we enter 2009 well-positioned for any extended downturn."

PERFORMANCE HIGHLIGHTS

The pre-tax loss for FHN improved to $86.7 million in fourth quarter 2008 compared with $214.0 million pre-tax loss in third quarter 2008. Total revenues were $543.0 million in fourth quarter compared to $528.3 million in the prior quarter. Noninterest expenses declined to $350.0 million from third quarter's $402.3 million. Provision for loan losses decreased $60.0 million to $280.0 million in fourth quarter 2008.

In fourth quarter 2008, average total assets decreased 7 percent in comparison to third quarter 2008 as average total loans declined 8 percent primarily due to reduction of the mortgage loan warehouse that remained after the divestiture of mortgage offices outside Tennessee. Despite economic weakness in the regions served by First Horizon, total average deposits remained flat for the same time period, although period end deposits increased. Consolidated net interest margin declined to 2.96 percent in fourth quarter compared to 3.01 percent in third quarter due to continued pricing pressures from deposit competition, the effects of asset sensitivity in the core bank to falling short term rates and maintaining higher Federal Reserve deposits as a result of disruptions in the fed funds market.

For the twelve months ended December 31, 2008, the net loss was $192.0 million or $1.06 per diluted share compared with a net loss of $170.1 million or $1.29 diluted earnings per share for the same period in 2007. For the twelve months ended December 31, 2008, return on average shareholders' equity and return on average assets were (7.28) percent and (.56) percent, respectively. For the same period in 2007, return on average shareholders' equity and return on average assets were (7.02) percent and (.45) percent, respectively.

Net Charge-Offs Rise As Expected, Provisioning Increases Reserves

The net charge-off ratio was 361 basis points in fourth quarter 2008 compared to 284 basis points in the prior quarter as net charge-offs increased to $191.2 million from $154.7 million in third quarter 2008. Net charge-offs were driven by weakness in the residential commercial real estate portfolio, in commercial and industrial loans affected by the housing market and in the consumer real estate portfolios. The nonperforming asset ratio increased to 538 basis points in fourth quarter 2008 from 463 basis points in the prior quarter. The national construction portfolios accounted for the majority of this linked-quarter increase.

The ratio of allowance to total loans increased to 3.99 percent in fourth quarter from 3.52 percent in the prior quarter. Provision for loan losses decreased to $280.0 million in the fourth quarter from $340.0 million in third quarter 2008. Provisioning for both fourth and third quarters of 2008 reflects continuing proactive efforts to address problem loans and recognition of portfolio stress from declining economic conditions, especially in home equity, C&I and national construction loans. Fourth quarter provision expense exceeded net charge offs by $88.8 million which primarily reflects higher inherent losses in the home equity and permanent mortgage portfolios.

Regional Banking Experiences Higher Provisioning

Regional Banking recognized a pre-tax loss of $73.7 million for fourth quarter 2008, compared to a pre-tax loss of $6.5 million in the third quarter. This change was primarily driven by an increase in provision expense to $105.8 million from $58.2 million. Both periods' provisioning levels primarily reflect deterioration in the commercial loan portfolio. Net interest margin decreased to 4.22 percent in the fourth quarter 2008 compared to 4.43 percent in third quarter reflecting deposit pricing competition and increased nonaccrual loans. Noninterest income declined as deposit and wealth management fees decreased in comparison to third quarter. Noninterest expense increased primarily due to higher personnel, infrastructure and credit-related costs.

Strong Fixed Income Performance in Capital Markets, Decreased Provisioning

Capital Markets, which is one of the two business lines of strategic focus for First Horizon along with Regional Banking, recognized pre-tax income of $74.4 million in fourth quarter 2008 compared to a pre-tax loss of $8.6 million in the third quarter. Fixed income sales increased significantly primarily due to the Federal Reserve's continued aggressive rate reductions and market volatility. Provision expense declined in relation to third quarter, but ongoing stress in the financial system continued to impact the correspondent banking portfolio. Other product revenues were slightly higher in comparison to third quarter. Noninterest expense increased due to higher production levels.

National Specialty Lending Sees Lower Credit Costs; Wind Down Continues

National Specialty Lending had a pre-tax loss of $129.6 million for fourth quarter 2008 compared to a pre-tax loss of $214.5 million in the prior quarter. Both quarters' losses reflect provisioning for loan losses in the national construction and consumer lending portfolios. Net interest income declined due to the continuing contraction of loan portfolios from the wind-down of operations. Net interest margin declined in relation to the prior quarter primarily due to increased nonaccrual loans. Noninterest income declined sequentially due to a fourth quarter reduction in MSR value due to interest rate changes. Noninterest expense decreased in comparison to the prior quarter primarily from the effects of winding down operations.

Mortgage Banking Operations Reduced

Mortgage Banking pre-tax income was $35.4 million for fourth quarter 2008 compared to third quarter's $46.4 million. Effective August 31, 2008, FHN completed the sale of Mortgage Banking's servicing operations, origination offices outside of Tennessee and $19.1 billion of servicing to MetLife Bank, N.A. As a result of this transaction, all components of origination activity and operating expenses for fourth quarter 2008 are significantly lower when compared to third quarter 2008. Accordingly, fourth quarter 2008 pre-tax earnings are primarily attributable to servicing operations. Additionally, pre-tax earnings for third quarter were negatively affected by $14.4 million related to the adoption of new accounting standards, including the prospective election of fair value accounting for mortgage warehouse loans.

Net interest income decreased consistent with the decline in the warehouse. Origination income declined due to the significant reduction in loan sales. Servicing income improved sequentially as the positive effects of hedging results increased in comparison to third quarter. Servicing runoff decreased in comparison to third quarter consistent with the decline in the servicing portfolio. Other income declined due to the divestiture and recognition of a liability for minimum fee guarantees on prior servicing sales. Increased deterioration in the permanent mortgage portfolio resulted in higher provision expense in comparison to third quarter. Noninterest expense declined due to effects of the divestiture which were partially offset by increasing reinsurance reserves for increased defaults on insured mortgages.

Corporate Segment Reflects Earnings Enhancement Initiatives and Visa Matters

Pre-tax results for fourth quarter 2008 include $10.3 million of net charges associated with implementation of restructuring, repositioning and efficiency initiatives, an $11.0 million expense reversal associated with a decrease in the contingent liability for Visa litigation matters, $4.9 million of securities gains and dividends from venture capital investments and $2.3 million of gains from the repurchase of debt. Prior quarter results included $33.9 million of net charges associated with efficiency initiatives, $18.9 million of gains from the repurchase of debt and $11.0 million of expense associated with the Visa contingency matters.

Outlook

Jordan said, "We remain strategically focused on our core businesses, Regional Banking and Capital Markets, where we have built strong brands that reflect the quality of our reputation and service. Our objectives, given the state of the economy, are to remain a leader in the markets we serve and gain market share where our financial strength is our advantage. We continue to exercise high credit standards but are actively loaning in all of the regions we serve. Because of the moves we made early last year, we believe that over time we will find opportunities to grow as the financial services industry continues to shift and shrink."

OTHER INFORMATION

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, natural disasters, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement and slide presentation, which will be available on FHN's Web site at www.fhnc.com.

Management will host a conference call at 8:00 a.m. Central Time January 16 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time January 16 by dialing 1-877-852-6580 (international participants dial 1-719-325-4770). The conference will also be webcast live through First Horizon's Web site and will be accompanied by the slide presentation. To access the webcast and the slide presentation, visit the investor relations section of www.fhnc.com. A replay of the call will be available from 10 a.m. Central Time January 16 until 11 p.m. January 31 by calling 1-888-203-1112 or 1-719-457-0820 for international participants. The passcode is 5847316. The event will be archived and made available by 1 p.m. Central Time January 16 in the investor relations section of First Horizon's Web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 6,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 200 bank locations in and around Tennessee and 14 capital markets offices in the U.S. and abroad. First Tennessee Bank has the largest combined market share in the 17 Tennessee counties where it does business and has one of the higher customer retention rates of any bank in the country. FTN Financial is an industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FTN Financial also provides equity research, correspondent services and formulated strategic client services. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information can be found at www.fhnc.com.

 SUMMARY QUARTERLY RESULTS
 Quarterly, Unaudited

 ---------------------------------------------------------------------
 (Thousands)               4Q08         3Q08         2Q08        1Q08
 =====================================================================
 Income Statement
  Highlights
 Net interest
  income            $   204,948  $   223,147  $   238,895 $   228,092
 Noninterest income     336,672      305,383      400,018     383,130
 Securities gains/
  (losses), net           1,346         (210)        (972)     65,946
 ---------------------------------------------------------------------
    Total revenue       542,966      528,320      637,941     677,168
 ---------------------------------------------------------------------
 Noninterest expense    349,658      402,274      465,843     438,277
 Provision              280,000      340,000      220,000     240,000
 ---------------------------------------------------------------------
    Pre-tax (loss)      (86,692)    (213,954)     (47,902)     (1,109)
 Benefit for income
  taxes                 (30,988)     (88,859)     (28,821)     (8,146)
 ---------------------------------------------------------------------
 (Loss)/income from
  continuing
  operations            (55,704)    (125,095)     (19,081)      7,037
 Income from discon-
  tinued operations,
  net of tax                 --           --           --         883
 ---------------------------------------------------------------------
    Net (loss)/
     income             (55,704)    (125,095)     (19,081)      7,920
 ---------------------------------------------------------------------
 Preferred stock
  dividends                  --           --          --           --
  Income/(loss)
   available to
   common share-
   holders          $   (55,704) $  (125,095) $   (19,081)$     7,920
 =====================================================================
 Common Stock Data
 Diluted EPS from
  continuing opera-
  tions (a)         $      (.27) $      (.61) $      (.11)$       .05
 Diluted EPS (a)           (.27)        (.61)        (.11)        .06
 Diluted shares (a)     204,882      204,880      180,186     132,938
 Period-end shares
  outstanding (a)       205,283      205,297      205,450     133,068
 Dividends declared
  per share (b)            NM(d)        NM(c) $    0.19(e)$    0.19(e)
 =====================================================================
 Balance Sheet
  Highlights (Period
  End)
 Total loans, net
  of unearned
  income            $21,278,190  $21,601,898  $22,225,232 $21,932,020
 Total loans held
  for
  sale-divestiture           --           --           --     207,672
 Total deposits      14,241,814   13,778,235   15,093,947  16,188,542
 Total deposits-
  divestiture                --           --      296,632     118,720
 Total assets        31,021,980   32,804,376   35,549,961  37,267,945
 Total assets-
  divestiture                --           --      395,628     216,431
 Total liabilities   27,447,348   29,931,458   32,557,238  34,860,441
 Total liabilities-
  divestiture                --           --      298,098     120,590
 Total shareholders'
  equity              3,279,467    2,577,641    2,697,446   2,112,227
 =====================================================================
 Key Ratios & Other
 Return on average
  assets                   (.71)%      (1.49)%       (.21)%       .09%
 Return on average
  equity (f)              (7.14)%     (18.30)%      (3.02)%      1.47%
 Net interest margin       2.96%        3.01%        3.01%       2.81%
 Efficiency ratio          64.4%        76.1%        73.0%       64.7%
 Book value per common
  share (a)         $     12.13  $     12.52  $     13.09 $     15.81
 Tangible book
  value per common
  share (a)         $     10.98  $     11.36  $     11.92 $     13.98
 FTE employees            6,095        6,195        9,386       9,711
 =====================================================================

 ---------------------------------------------------------------------
                                                      4Q08 Change vs.
                                                    ------------------
 (Thousands)                                4Q07      3Q08      4Q07
 =====================================================================
 Income Statement Highlights
 Net interest income                 $   225,987        (8)%      (9)%
 Noninterest income                      103,429        10%      226%
 Securities gains/(losses), net          (10,442)       NM        NM
 ---------------------------------------------------------------------
    Total revenue                        318,974         3%       70%
 ---------------------------------------------------------------------
 Noninterest expense                     561,559       (13)%     (38)%
 Provision                               156,519       (18)%      79%
 ---------------------------------------------------------------------
    Pre-tax (loss)                      (399,104)       59%       78%
 Benefit for income taxes               (146,342)       65%       79%
 ---------------------------------------------------------------------
 (Loss)/income from continuing
  operations                            (252,762)       55%       78%
 Income from discontinued
  operations, net of tax                   4,137        --      (100)%
 ---------------------------------------------------------------------
    Net (loss)/income                   (248,625)       55%       78%
 ---------------------------------------------------------------------
 Preferred stock dividends                    --        --        --
    Income/(loss) available
     to common shareholders          $  (248,625)       55%       78%
 =====================================================================
 Common Stock Data
 Diluted EPS from continuing
  operations (a)                     $     (1.91)       56%       86%
 Diluted EPS (a)                           (1.88)       56%       86%
 Diluted shares (a)                      132,336         *        55%
 Period-end shares
  outstanding (a)                        132,627         *        55%
 Dividends declared per
  share (b)                          $    0.43(e)       NM        NM
 =====================================================================
 Balance Sheet Highlights
  (Period End)
 Total loans, net of unearned
  income                             $22,103,516       (1)%       (4)%
 Total loans held for sale-
  divestiture                            289,878        --      (100)%
 Total deposits                       17,032,285         3%      (16)%
 Total deposits-divestiture              230,418        --      (100)%
 Total assets                         37,015,461        (5)%     (16)%
 Total assets-divestiture                305,734        --      (100)%
 Total liabilities                    34,584,588        (8)%     (21)%
 Total liabilities-divestiture           232,343        --      (100)%
 Total shareholders' equity            2,135,596        27%       54%
 =====================================================================
 Key Ratios & Other
 Return on average assets                  (2.65)%
 Return on average equity (f)             (42.52)%
 Net interest margin                        2.77%
 Efficiency ratio                          176.1%
 Book value per common share (a)     $     16.03
 Tangible book value per common
  share (a)                          $     14.16
 FTE employees                            10,174        (2)%     (40)%
 =====================================================================
 NM - Not meaningful
 * Amount is less than one percent.
 (a) Shares restated for October 1, 2008 and January 1, 2009 stock dividends.
 (b) Third and fourth quarter 2008 dividend declared paid in shares.
 (c) Stock dividend rate of 3.0615% per share.
 (d) Stock dividend rate of 1.837% per share.
 (e) Cash dividends per share restated for October 1, 2008 and
     January 1, 2009 stock dividends.
 (f) Ratio includes preferred stock related to the CPP.

FHN-G

CONTACT:  First Horizon National Corp.
          Media Information:
          Anthony Hicks
            (901) 523-4726
          Investor Relations:
          Dave Miller
            (901) 523-4162